U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 28, 2014

QUORUM CORP.

(Exact name of small business issuer as specified in its charter)

Nevada	333-183870	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

KSC House, Mama Ngina Street

11th Floor

P.O. Box 30251-00100

Nairobi, Kenya

(Address of principal executive offices)

(254) 73-3817923

(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2014, Mr. Benjamin Ridding was appointed to the Board of Directors of Quorum Corp. (the “Company”).

On January 23, 2014, Ms. Yasmeen Savji resigned as the Company’s member of the Board of Directors and sole officer of the Company and Mr. Ben Ridding was appointed as President, Secretary, Treasurer and Sole Director.

Mr. Ridding, 31, has extensive experience in the leadership, direction and management of a diverse range of successful international business ventures. Since January 2012, Mr. Ridding has been the Managing Director at Headland Adventures, a leisure services company that offers a diverse range of activities for tourists around the world. Since March 2008, Mr. Ridding has also been the Managing Director of SiT. Prior to working at SiT, he was employed by Clamason, a manufacturer specialized in Precision Press Works. Recently, Mr. Ridding has begun to focus on energy projects, in particular oil and gas.

He is not an officer and director of any reporting issuers.

Mr. Ridding does not currently hold other positions with the Company. There is no arrangement or understanding other than as disclosed herein pursuant to which Mr. Ridding was appointed as an officer and director of the Company. Mr. Ridding does not have a family relationship with any executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or executive officers.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Ridding is a party or in which he participates that is entered into or material amendment in connection with the Company’s appointment of Mr. Ridding, or any grant or award to them or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Ridding. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Quorum Corp.

Dated: January 28, 2014	By:	/s/ Benjamin Ridding
Benjamin Ridding, President, Secretary, Treasurer and Director

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